Exhibit 99

RPC, Inc. Reports Record Third Quarter 2011 Financial Results

●	Revenues Increased by 66.2 Percent Compared to the Third Quarter of 2010
●	Net Income Increased by 79.6 Percent Compared to the Third Quarter of 2010
●	Diluted EPS Increased to $0.57 Compared to $0.32 in the Third Quarter 2010
●	25 Percent Quarterly Dividend Increase, from $0.08 per Share to $0.10 per Share

ATLANTA, October 26, 2011 -- RPC, Inc. (NYSE: RES) today announced its unaudited results for the third quarter ended September 30, 2011.  RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States and in selected international markets.

For the quarter ended September 30, 2011, revenues increased 66.2 percent to $502,235,000 compared to $302,200,000 in the third quarter last year.  Revenues improved due to an increase in the fleet of revenue-producing equipment in several service lines, improved utilization across many of our service lines, and improved pricing.  Operating profit for the quarter was $134,454,000 compared to $74,390,000 in the prior year.  Net income for the quarter was $83,111,000 or $0.57 diluted earnings per share, compared to $46,269,000 or $0.32 diluted earnings per share last year.  Earnings before interest, taxes, depreciation and amortization (EBITDA) increased by 66.8 percent to $180,024,000 compared to $107,923,000 in the prior year.

Cost of revenues was $279,936,000, or 55.7 percent of revenues, during the third quarter of 2011, compared to $162,529,000, or 53.8 percent of revenues, in the prior year.  Cost of revenues increased due to the variable nature of these expenses.  Cost of revenues as a percentage of revenues increased during the quarter due to increased costs due to logistical challenges in obtaining key raw materials used in pressure pumping, as well as increased usage of certain raw materials due to a changing job mix.  This increase was partially offset by the leveraging of fixed employment costs over higher revenues.

Selling, general and administrative expenses were $37,190,000 in the third quarter of 2011, a 12.4 percent increase compared to $33,095,000 in the prior year.  This increase was primarily due to increases in total employment costs consistent with improved operating results. As a percentage of revenues, however, these costs decreased to 7.4 percent in 2011 compared to 11.0 percent last year due to the fixed nature of many of these expenses and our ability to leverage these costs over higher revenues.  Depreciation and amortization increased by 40.4 percent to $46,476,000 during the quarter compared to $33,091,000 last year due to assets that have been placed in service during the last twelve months, but decreased as a percentage of revenues from 11.0 percent in the third quarter of 2010 to 9.3 percent this year.

1 EBITDA is a financial measure which does not conform to generally accepted accounting principles (GAAP).  Additional disclosure regarding this non-GAAP financial measure is disclosed in Appendix A to this press release.

3rd Quarter 2011 Earnings Press Release

Interest expense increased from $707,000 last year to $887,000 in 2011 due to a higher average debt balance, partially offset by lower interest cost under RPC’s refinanced revolving credit facility.

For the nine months ended September 30, 2011, revenues increased 72.7 percent to $1,327,025,000 compared to $768,240,000 last year.  Net income was $221,800,000 or $1.51 earnings per diluted share, compared to $91,271,000 or $0.62 earnings per diluted share last year.

“RPC is pleased to report continued sequential and year-over-year growth achieved during the third quarter of 2011,” stated Richard A. Hubbell, RPC’s President and Chief Executive Officer.  “We continue to operate in a robust operating environment characterized by strong demand for all of our services.  During the quarter we continued to focus on our expansion plan and managing the operational cadence in an environment of high customer activity levels.  We invested approximately $101 million in new equipment and capitalized maintenance during the quarter.  In spite of this high level of expenditures, the balance on our revolving credit facility declined by $32.3 million during the quarter, and our debt as a percentage of total capitalization has declined significantly.  In response to our strong operating results and balance sheet strength, our Board of Directors yesterday voted to increase our quarterly dividend from $0.08 per share to $0.10 per share.

“The average U.S. domestic rig count during the third quarter was 1,949, a 19.9 percent increase compared to the same period in 2010 and a 6.2 percent increase compared to the second quarter of this year.  The average price of natural gas was $4.07 per Mcf, a decrease of 3.6 percent compared to the prior year, while the average price of oil was $88.29 per barrel, a 15.2 percent increase compared to the prior year.  The unconventional rig count, which remains an important indicator of the demand for RPC’s services, remained high during the quarter, representing 69.6 percent of U.S. domestic drilling activity. As we have noted in previous quarters, the amount of U.S. domestic drilling activity targeted to oil production continues to increase, and represented 53.7 percent of U.S. domestic drilling activity during the third quarter of 2011.  RPC continues to outpace these overall industry statistics due to additions to our fleet of revenue-producing equipment, improved pricing for our services, and higher utilization of our equipment, especially in unconventional shale plays and in several domestic basins in which oil drilling and production has expanded rapidly.

“During the third quarter, we encountered several issues which highlight the difficulties inherent in large, increasingly complex completion operations.  As we have discussed, the requirements of completions in large shale plays require a significant amount of proppant and other raw materials which we obtain from various suppliers.  Increasingly, these materials are in short supply, and the logistical issues required to bring them to operational locations caused operational inefficiencies during the quarter.  In addition, heavy rain in the Northeast during the quarter made it difficult to transport equipment during certain times.  Both of these issues increased costs and reduced efficiencies, contributing to the sequential increases in our direct costs as a percentage of revenues.  We continue to focus our attention on managing our raw materials availability,” concluded Hubbell.

3rd Quarter 2011 Earnings Press Release

Summary of Segment Operating Performance

RPC’s business segments are Technical Services and Support Services.

Technical Services includes RPC’s oilfield service lines that utilize people and equipment to perform value-added completion, production and maintenance services directly to a customer’s well.  These services are generally directed toward improving the flow of oil and natural gas from producing formations or to address well control issues.  The Technical Services segment includes pressure pumping, coiled tubing, hydraulic workover services, nitrogen, downhole tools, surface pressure control equipment, well control, and fishing tool operations.

Support Services includes RPC’s oilfield service lines that provide equipment for customer use or services to assist customer operations.  The equipment and services offered include rental of drill pipe and related tools, pipe handling, inspection and storage services and oilfield training services.

Technical Services revenues increased 73.0 percent for the quarter compared to the prior year due to an increase in the fleet of revenue-producing equipment and higher activity levels from customer commitments, as well as improved pricing in all of the service lines within this segment.  Support Services revenues increased by 12.9 percent during the quarter compared to the prior year due principally to improved pricing and utilization in the rental tool service line, which is the largest service line within this segment. Operating profit in both Technical and Support Services improved due to higher revenues, improved pricing, and cost leverage.

	Three Months Ended September 30		Nine Months Ended September 30
	2011	2010	2011	2010
		(in thousands)
Revenues:
Technical services	$463,685	$268,050	$1,219,823	$684,990
Support services	38,550	34,150	107,202	83,250
Total revenues	$502,235	$302,200	$1,327,025	$768,240
Operating Profit:
Technical services	$127,877	$65,225	$337,302	$136,527
Support services	14,121	12,015	37,210	20,564
Corporate expenses	(3,365)	(3,755)	(11,775)	(9,618)
(Loss)/gain on disposition of assets, net	(4,179)	905	(2,690)	1,574
Total operating profit	$134,454	$74,390	$360,047	$149,047
Other (Expense)/Income, net	(906)	441	(582)	556
Interest Expense	(887)	(707)	(2,964)	(1,750)

Interest Income	9	14	16	46

Income before income taxes	$132,670	$74,138	$356,517	$147,899

RPC, Inc. will hold a conference call today, October 26, 2011 at 9:00 a.m. ET to discuss the results of the third quarter.  Interested parties may listen in by accessing a live webcast in the investor relations section of RPC, Inc.’s Web site at www.rpc.net.  The live conference call can also be accessed by calling (888) 505-4328 or (719) 325-2337 and using the access code #7049424.  For those not able to attend the live conference call, a replay of the conference call will be available in the investor relations section of RPC, Inc.’s Web site (www.rpc.net) beginning approximately two hours after the call.

3rd Quarter 2011 Earnings Press Release

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets.  RPC’s investor Web site can be found at www.rpc.net.

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include and our belief that issues related to the supply and delivery of raw materials will not worsen in the near term.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of RPC to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Such risks include changes in general global business and economic conditions; drilling activity and rig count; risks of reduced availability or increased costs of both labor and raw materials used in providing our services; the impact on our operations if we are unable to comply with regulatory and environmental laws; turmoil in the financial markets and the potential difficulty to fund our capital needs; the potentially high cost of capital required to fund our capital needs; the possibility that the recent growth in unconventional exploration and production activities may cease or change in nature so as to reduce demand for our services; the actions of the OPEC cartel, the ultimate impact of current and potential political unrest and armed conflict in the oil-producing regions of the world, which could impact drilling activity; adverse weather conditions in oil or gas producing regions, including the Gulf of Mexico; competition in the oil and gas industry; an inability to implement price increases; and risks of international operations. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in RPC's Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2010.

For information about RPC, Inc., please contact:

Ben M. Palmer
Chief Financial Officer
(404) 321-2140
irdept@rpc.net

Jim Landers
Vice President, Corporate Finance
(404) 321-2162
jlanders@rpc.net

3rd Quarter 2011 Earnings Press Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
Periods ended September 30, (Unaudited)	Third Quarter			Nine Months
	2011	2010	% BETTER (WORSE)	2011	2010	% BETTER (WORSE)
REVENUES	$502,235	$302,200	66.2%	$1,327,025	$768,240	72.7%
COSTS AND EXPENSES:
Cost of revenues	279,936	162,529	(72.2)	724,179	431,621	(67.8)
Selling, general and administrative expenses	37,190	33,095	(12.4)	109,203	90,410	(20.8)
Depreciation and amortization	46,476	33,091	(40.4)	130,906	98,736	(32.6)
Loss (gain) on disposition of assets, net	4,179	(905)	N/M	2,690	(1,574)	N/M
Operating profit	134,454	74,390	80.7	360,047	149,047	141.6
Interest expense	(887)	(707)	(25.5)	(2,964)	(1,750)	(69.4)
Interest income	9	14	(35.7)	16	46	(65.2)
Other (expense) income, net	(906)	441	N/M	(582)	556	N/M
Income before income taxes	132,670	74,138	79.0	356,517	147,899	141.1
Income tax provision	49,559	27,869	(77.8)	134,717	56,628	(137.9)
NET INCOME	$83,111	$46,269	79.6%	$221,800	$91,271	143.0%

EARNINGS PER SHARE
Basic	$0.57	$0.32	78.1%	$1.53	$0.63	142.9%
Diluted	$0.57	$0.32	78.1%	$1.51	$0.62	143.5%

AVERAGE SHARES OUTSTANDING
Basic	145,274	145,061		145,168	144,950
Diluted	146,866	146,757		146,955	146,462

3rd Quarter 2011 Earnings Press Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
At September 30, (Unaudited)	(In thousands)
	2011	2010
ASSETS
Cash and cash equivalents	$6,970	$3,234
Accounts receivable, net	437,257	279,990
Inventories	93,136	61,888
Deferred income taxes	8,037	6,819
Income taxes receivable	2,374	788
Prepaid expenses and other current assets	17,519	4,021
Total current assets	565,293	356,740
Property, plant and equipment, net	612,724	410,265
Goodwill	24,093	24,093
Other assets	11,921	11,767
Total assets	$1,214,031	$802,865

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$139,508	$78,321
Accrued payroll and related expenses	28,078	22,511
Accrued insurance expenses	6,041	5,153
Accrued state, local and other taxes	6,139	4,941
Income taxes payable	3,985	13,794
Other accrued expenses	1,324	1,020
Total current liabilities	185,075	125,740
Long-term accrued insurance expenses	8,889	8,524
Notes payable to banks	140,800	108,300
Long-term pension liabilities	18,431	15,303
Other long-term liabilities	2,926	1,749
Deferred income taxes	139,082	53,009
Total liabilities	495,203	312,625
Common stock	14,831	14,814
Capital in excess of par value	-	5,297
Retained earnings	713,537	478,560
Accumulated other comprehensive loss	(9,540)	(8,431)
Total stockholders' equity	718,828	490,240
Total liabilities and stockholders' equity	$1,214,031	$802,865

3rd Quarter 2011 Earnings Press Release

Appendix A

RPC has used the non-GAAP financial measure of earnings before interest, taxes, depreciation and amortization (EBITDA) in today's earnings release, and anticipates using EBITDA in today's earnings conference call.  EBITDA should not be considered in isolation or as a substitute for operating income, net income or other performance measures prepared in accordance with GAAP.  RPC uses EBITDA as a measure of operating performance because it allows us to compare performance consistently over various periods without regard to changes in our capital structure. We are also required to use EBITDA to report compliance with financial covenants under our revolving credit facility. A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of EBITDA with Net Income, the most comparable GAAP measure.  This reconciliation also appears on RPC's investor website, which can be found on the Internet at www.rpc.net.

Periods ended September 30, (Unaudited)	Third Quarter		% BETTER (WORSE)	Nine Months		% BETTER (WORSE)
	2011	2010		2011	2010

Reconciliation of Net Income to EBITDA
Net Income	$83,111	$46,269	79.6%	$221,800	$91,271	143.0%
Add:
Income tax provision	49,559	27,869	(77.8)	134,717	56,628	(137.9)
Interest expense	887	707	(25.5)	2,964	1,750	(69.4)
Depreciation and amortization	46,476	33,091	(40.4)	130,906	98,736	(32.6)
Less:
Interest income	9	14	(35.7)	16	46	(65.2)
EBITDA	$180,024	$107,922	66.8%	$490,371	$248,339	97.5%

EBITDA PER SHARE
Basic	$1.24	$0.74	67.6%	$3.38	$1.71	97.7%
Diluted	$1.23	$0.74	66.2%	$3.34	$1.70	96.5%